EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS APRIL 2003 PERFORMANCE

            HOUSTON, May 1, 2003 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in April 2003 for its Continental Express operating fleet.

            During the month, ExpressJet flew 430.5 million revenue passenger miles (RPMs), up 37.4 percent versus April 2002. Capacity increased 28.8 percent to 643.8 million available seat miles (ASMs) in April 2003 compared with April 2002. ExpressJet's load factor increased to 66.9 percent in April 2003, a record high for the month and a 4.2-point improvement over April 2002. The airline produced 44,863 block hours, compared with 41,594 block hours in April 2002.

            Also in April, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 98.5 percent. In April 2002, ExpressJet’s controllable completion factor was 99.8 percent and its total completion factor was 99.0 percent.

            ExpressJet ended the month with 204 aircraft after accepting delivery of four long-range Embraer ERJ-145XRs. The company announced last month it will begin serving Manzanillo, Mexico, from Houston’s George Bush Intercontinental Airport in December. Including Manzanillo, ExpressJet will offer service to 13 destinations in Mexico.

            ExpressJet Airlines, Air Transport World’s 2003 Regional Airline of the Year, operates as Continental Express, providing Continental Airlines with all of its regional jet capacity at its New York, Houston and Cleveland hubs. Continental Express serves 114 destinations in the U.S., Canada, Mexico and the Caribbean, with more than 1,000 daily departures. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere Continental and its alliance partners fly. ExpressJet Airlines, which employees 5,800 people, is owned by ExpressJet Holdings, Inc. For more information, visit expressjet.com.

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EXPRESSJET REPORTS APRIL 2003 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

APRIL	2003		2002		Change

Revenue Passenger Miles (000)	430,508		313,328		37.4	Percent

Available Seat Miles (000)	643,806		500,030		28.8	Percent

Passenger Load Factor	66.9	Percent	62.7	Percent	4.2	Points

Block Hours	44,863		41,594		7.9	Percent

YEAR-TO-DATE	2003		2002		Change

Revenue Passenger Miles (000)	1,508,895		1,148,235		31.4	Percent

Available Seat Miles (000)	2,411,113		1,923,805		25.3	Percent

Passenger Load Factor	62.6	Percent	59.7	Percent	2.9	Points

Block Hours	173,667		164,035		5.9	Percent

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